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                                                                   EXHIBIT 10.9

               NONEXCLUSIVE UNIQUE APPLICATION RESELLER AGREEMENT

         This Nonexclusive Unique Application Reseller Agreement (the "Agreement") is entered into in California, by and between Autodesk, Inc., a Delaware corporation with principal offices at 111 McInnis Parkway San Rafael, California 94903 ("Autodesk"), and Faro Technologies, a Delaware corporation with principal offices at 125 Technology Park Drive, Lake Mary, Florida 32746 ("UAR"). The Effective Date shall be the last date on which an authorized representative of the parties signed below.

         THE PARTIES AGREE AS FOLLOWS:

         1.       DEFINITIONS.

                  1.1 "Software" shall mean the Autodesk software set forth on Exhibit A and any subsequent release delivered to UAR by Autodesk as mutually agreed upon by the parties in writing.

                  1.2 "Documentation" shall mean the reference manual customarily supplied to Customers by Autodesk with the Autodesk retail version of the Software.

                  1.3 "Customer" shall mean any third party licensee of the UAR Product who obtains such UAR Product solely in order to fulfill its own personal or business needs and not for further distribution or resale.

                  1.4 "UAR Product" shall mean the Software bundled in combination with and accompanied by UAR's software as described in Exhibit A.

                  1.5 "Territory" shall mean those countries set forth in Exhibit B.

                  1.6 "Sales Channels" shall be those channels set forth in Exhibit B.

                  1.7 "Market" shall mean the market set forth in Exhibit B.

                  1.8 All references in this Agreement to the "Sale" of or "selling" or "purchase" of Software shall mean the sale of a license to use such Software or Software Copies.

         2.       APPOINTMENT AND RESPONSIBILITIES OF UAR.

                  2.1 Appointment. Subject to the terms and conditions of this Agreement, Autodesk appoints UAR as a Unique Application Reseller and grants to UAR a non-exclusive license to distribute, through UAR's Sales Channels, promote, market and sublicense the Software bundled with the UAR's software as a UAR Product within the Territory and Market as defined above. In the event that UAR breaches the limitations of this appointment, UAR shall rebate to Autodesk, as liquidated damages and not as a penalty, an amount (with respect to each such sale) equal to the difference between the then-current Autodesk
U.S. suggested retail price as indicated on the applicable published Autodesk price list and the per copy fee.

                      Autodesk reserves the unrestricted right to distribute, promote, market and sublicense the Software and Documentation (as provided to UAR or as distributed by Autodesk in the Autodesk retail version of the Software) in the Territory, including but not limited to through OEMs, VARs, and other third party resellers (including other unique application resellers), as well as directly to Customers.

                  2.2 Bundling. UAR shall not distribute any Autodesk Software or Documentation to any party separately or unbundled from the UAR Product, or price quote or invoice the Autodesk Software as a separate item. UAR acknowledges that any transfer of the Software or Documentation acquired pursuant to this Agreement as a stand-alone product is expressly prohibited.



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                  2.3 Promotion of UAR Products. UAR, shall, at its own expense, actively promote the distribution of the UAR Product within the Territory and shall assume all costs and obligations, including any commissions, involved with sales and marketing of the UAR Product.

                  2.4 Marketing.  UAR shall, at its own expense:

                           i)       reference the Software as a component of the
UAR Product in UAR!s brochures and feature the Software as a component of the UAR Product in any applicable trade show that it attends;

                           ii)      provide adequate contact with existing
customers, including notifying customers of bugs or errors in the Software and corrections or fixes for such bugs or errors as suggested by Autodesk to UAR;

                           iii)     assist Autodesk in assessing Customer
requirements for the Software as a component of the UAR Product, including modifications and improvements thereto, in terms of quality, design, functional capability, and other features; and

                           iv)      promptly notify Autodesk of bugs or errors
in the Software discovered by UAR or reported to UAR by Customers.

                  2.5 End User Licensing. The UAR Product shall be sublicensed to Customers under the terms of UAR's Customer License. The term "Customer License" shall mean UAR's standard license agreement which contains terms substantially similar to the minimum terms and conditions described in Exhibit C pursuant to which Customers are granted a license to use the Software.

                  2.6 Registration. UAR shall be responsible for Customer registration of the UAR Product. UAR shall maintain an accurate accounting of the Autodesk serial numbers incorporated into the UAR Product and shall provide registration reports to Autodesk as set forth in Paragraph 4.6 (Sales and Inventory Reports).

                  2.7 Conflict of Interest. UAR shall not promote the products of other companies if it will create a conflict of interest in handling Autodesk's confidential or proprietary information.

         3.       PROHIBITIONS.

                  3.1 Modification. Autodesk shall be responsible for all reproduction of copies of the Software and Documentation. UAR shall not disable features of the Software, modify, enhance or make derivative works of the Software or Documentation or sublicense such rights. UAR may, however, link its software to the Software and revise the user interface of the Software. UAR agrees not to reverse engineer, disassemble, or decompile the Software in whole or in part. UAR acknowledges that Autodesk desires to protect the integrity of the Software as a commercial technology. UAR agrees that the licenses granted herein are subject to UAR bundling the Software in its entirety, as delivered by Autodesk to UAR and UAR specifically agrees not to bundle a lesser subset of any Software files with the UAR Product without Autodesks prior written consent.

                  3.2 Mail Order Sales Prohibited. UAR shall not distribute the UAR Product by Mail Order or to any Sales Channel that UAR has reason to believe may distribute the UAR Product by Mail Order. "Mail Order" shall be defined as invitation, through advertising or otherwise, for orders by mail or telephone, where Customer service, product demonstrations and installation services are not offered by UAR to the Customer.

                  3.3 Software Purchases. Software for use in the UAR Product may only be purchased



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under the terms of this Agreement. UAR may not purchase Software for the UAR
Product under any other agreements with Autodesk.

         4.       TERMS OF DELIVERY OF SOFTWARE AND DOCUMENTATION

                  4.1 Delivery. Autodesk shall deliver to UAR copies of the Software media (5 1/4, 3 1/2 floppy disk, CD-ROM or tape) and copies of the necessary documentation, as ordered by UAR from time to time.

                  4.2 Orders, Acceptance and Shipping. All orders for copies of Software and Documentation shipped to UAR by Autodesk shall be in writing (including by facsimile), and shall be subject to the terms and conditions of this Agreement. Any purchase order which purports to supersede or otherwise modify this Agreement shall be of no force or effect. Each copy of Software and Documentation shall be deemed accepted by UAR upon receipt. All Software and Documentation delivered by Autodesk shall be F.O.B. Autodesk's manufacturing plant. All shipping charges, special packing expenses, if any, and insurance, will be borne by UAR. If at any time UAR is not in conformance with its obligations under the terms of this Agreement, Autodesk reserves the right to cease delivering Software and Documentation to UAR until such time as UAR is in compliance with such obligations.

                  4.3 Payment. The price to UAR for each copy of the Software and related Documentation shall be the then-current Price List price for the Autodesk version of the Software less the discount set forth in Exhibit D. UAR's discount is dependent upon UAR's quarterly purchases (revenues) to Autodesk. Such discount shall be adjusted quarterly based on UAR's previous quarter revenues. Autodesk shall submit an invoice to UAR upon each shipment. Upon approval of UAR!s credit standing by Autodesk, payment terms shall be thirty
(30) days from the date of the invoice. Pending such approval, payment shall be due immediately upon delivery. Any invoiced amount not received within thirty
(30) days of the date of invoice shall be subject to a service charge of one and one-half percent (1.5%) per month (or, if less, the maximum allowable by applicable law). UAR shall pay all sales, property, excise, duties, and other federal and local taxes (other than those based on Autodesk's net income).

                  4.4 Initial Purchase. Upon execution of this Agreement, UAR shall purchase the quantity of Software Copies set forth in Exhibit D. Such initial purchase shall determine UAR's discount for the first and second quarters of this Agreement.

                  4.5 Sales and Inventory Reports and Audit Rights. UAR shall provide Autodesk with a quarterly point-of-sale report for each of the Sales Channels set forth in Exhibit B, showing, at a minimum, date shipped, quantity of UAR Product sold and used internally, the Autodesk serial numbers and the corresponding UAR serial numbers, the Customers' names and addresses, quantities sold to such Customers (if any), as well as the quarter-end inventory position on hand for the UAR Product. This report must be forwarded within fifteen (15) days of the close of each quarter. Within the first five (5) days of every quarter, UAR shall provide Autodesk with a ninety (90) day rolling forecast showing prospective orders for each Sales Channel and intended date when such orders shall be submitted to Autodesk. UAR shall maintain complete and accurate records of the information required by this section. Autodesk shall be entitled, at any time during the term of this Agreement, to audit the books and records of UAR for purposes of compliance with the terms of this Agreement and verifying such sales and inventory reports. Any such audit shall be conducted by Autodesk or its representatives during normal business hours, and UAR shall cooperate fully with Autodesk or its representatives in any such audit. In the event such inspection or audit discloses any underpayment, UAR shall promptly pay Autodesk such amount, together with interest accrued daily at a rate per annum equal to the highest allowable rate under California law on the unpaid balance until paid in full.

         5.       CUSTOMER SERVICE.

                  5.1 Customer Support. UAR, (through UAR's Sales Channel), shall be directly responsible




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for providing Customer support for the UAR Product and the Software as a component of the UAR Product. UAR shall contract with its sales channel to provide installation and support services solely through sales, installation and support personnel employed directly by UAR or its Sales Channel. UAR shall maintain on staff full time support personnel sufficiently knowledgeable with respect to the Software such that UAR shall be capable of fully supporting the Software as a component of the UAR Product. At no time during the term of this Agreement, shall UAR represent to any Customer that Autodesk is available to directly answer questions about the Software as a component of the UAR Product.

                  5.2 Autodesk Support to UAR. Autodesk shall, during normal business hours, provide to UAR telephone assistance and response to written requests received by telecopy concerning Software errors and possible work arounds for the Software. Such support is specifically designed to assist UAR as a reseller of the Software and UAR is not to make such UAR support accessible to its Customers at any time.

                  5.3 Error Notifications. UAR shall promptly notify Autodesk of bugs or errors in the Software or Documentation. Autodesk shall not be obligated to correct any such errors discovered by UAR or reported to UAR by Customers.

                  5.4 Autodesk Developer Support. UAR shall register with Autodesk Developer Marketing to participate in the Autodesk Developer Network Program at the then current fees.

         6.       UPGRADES BY UAR.

                  In the event Autodesk creates bug fixes or New Releases ("Upgrades") of the Software, Autodesk will notify UAR in writing (including through CompuServe) and UAR will advise Autodesk as to whether UAR wishes to receive such Upgrade. Once any such Upgrade is made available to UAR, if UAR decides to integrate the Upgrade into the UAR Product, UAR shall be responsible for providing such Upgrade as a component of the revised UAR Product to its Customers. UAR will ensure that the copy of the Software as a component of the UAR Product is destroyed either by UAR or by Customer at the time the Upgrade is installed. Any such Upgrade shall be subject to the terms of this Agreement. Unless other arrangements are made with Autodesk in writing, such Upgrade will not be delivered to Customers as stand-alone product but rather will be integrated into the new version of the UAR Product and delivered as an upgrade to the UAR Product already in the possession of UAR's installed base of Customers.

         7.       WARRANTIES.

                  7.1 Standard Limited Warranty. Autodesk will provide no warranty or continuing support for the Software to Customers or the Sales Channel and UAR agrees that UAR shall be solely responsible for providing warranty and continuing support to UAR's Customers and Sales Channel. Autodesk warrants to UAR, for a period of ninety (90) days from delivery by Autodesk to UAR, that the copies of the Software delivered to UAR (as a standalone product) will perform substantially in accordance with the Documentation. UAR SHALL NOT MAKE OR PASS ON TO ANY PARTY ANY WARRANTY OR REPRESENTATION CONCERNING THE SOFTWARE AND DOCUMENTATION ON BEHALF OF AUTODESK.

                  7.2 No Other Warranty.  EXCEPT FOR THE LIMITED WARRANTY
TO UAR DESCRIBED IN SUBPARAGRAPH 7.1 ("STANDARD LIMITED WARRANTY"), AUTODESK GRANTS NO OTHER WARRANTIES, EXPRESS OR IMPLIED, BY STATUTE OR OTHERWISE REGARDING SOFTWARE AND DOCUMENTATION. AUTODESK DOES NOT WARRANT THE PERFORMANCE OF THE SOFTWARE WHEN USED IN CONJUNCTION WITH THE UAR PRODUCT. FURTHERMORE, AUTODESK EXPRESSLY EXCLUDES ANY IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY OR NON-INFRINGEMENT.

         8.       CONTACT PERSONS.



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                  The contact persons for the parties shall be:

                  Autodesk:   Larry Rios
                              15303 Dallas Parkway
                              Suite 1410
                              Dallas, TX 75248
                              Tel: (214) 701-1069 Fax: (214) 701-1080

                  UAR:        Faro Technologies
                              125 Technology Park Drive
                              Lake Mary, FL 32746
                              Tel:     (407) 333-9911
                              Fax: (407) 333-4181

         9.       OWNERSHIP OF PROPRIETARY RIGHTS.

                  UAR acknowledges that the Software and Documentation are proprietary to Autodesk and that Autodesk retains exclusive ownership of the Software and Documentation and all proprietary rights associated with the Software and Documentation. UAR shall take all reasonable measures to protect Autodesk's proprietary rights in the Software and Documentation. Except as provided herein, UAR is not granted any other rights or license to patents, copyrights, trade secrets or trademarks with respect to the Software and Documentation. UAR shall promptly notify Autodesk in writing upon its discovery of any unauthorized use or infringement of the Software and Documentation or Autodesk's patent, copyright, trade secret, trademark or other intellectual property rights. UAR shall not (and shall require that its Customers do not) remove, alter, or cover any copyright notices or other proprietary rights notices placed on or in any copy of the Software or Documentation by Autodesk. UAR shall not sell to any Customer if UAR has notified Autodesk that such Customer may be involved in potential unauthorized use of Software or Documentation or other infringement of Autodesk's proprietary rights.

         10.      CONFIDENTIALITY.

                  10.1 Confidentiality Required. Through its relationship with Autodesk UAR shall have access to certain information and materials concerning Autodesk's business, plans, Customers, technology, and products that are confidential and of substantial value to Autodesk, which value would be impaired if such information were disclosed to third parties ("Confidential Information"). UAR shall not disclose any such Confidential Information to any third party and shall take every reasonable precaution to protect such information. UAR shall not publish any technical description of Software and Documentation beyond the description published by Autodesk. In the event of termination of this Agreement, there shall be no use or disclosure by UAR of any confidential information of Autodesk.

                  10.2 Exceptions to Confidentiality. UAR's confidentiality obligations do not extend to Confidential Information which (i) becomes publicly available without the fault of UAR; (ii) is rightfully obtained by UAR from a third party with the right to transfer such information; or (iii) is independently developed by UAR and without reference to Autodesk's Confidential Information. UAR shall have the burden of proving the existence of any condition in this Paragraph.

         11.      TRADEMARKS.

                  During the term of this Agreement, UAR shall have a non-exclusive, non-transferable right to indicate to the public that it is an authorized UAR of Autodesk's Software and Documentation as a component of the UAR Product and to advertise such Software and Documentation as a component of the UAR Product within the Territory under the Autodesk trademarks and slogans adopted by Autodesk from time to time ("Trademarks").



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UAR shall include the Autodesk Trademarks in any literature, promotion or advertising concerning the UAR Product. UAR shall not affix any Autodesk Trademark to products other than the UAR Product. UAR shall not contest, oppose or challenge Autodesk's ownership of the Trademarks. All representations of Autodesk Trademarks that UAR intends to use shall be exact copies of those used by Autodesk, or shall first be submitted to the appropriate Autodesk personnel for approval of design, color, and other details and such approval shall not be unreasonably withheld. If any of the Autodesk Trademarks are to be used in conjunction with another trademark on or in relation to the UAR Product, then the Autodesk Trademarks shall be presented equally legibly, equally prominently, but nevertheless separated from the other so that each appears to be a trademark in its own right, distinct from the other mark. Effective upon the termination of this Agreement, UAR shall cease to use all Autodesk Trademarks.

         12.      PROPRIETARY RIGHTS INDEMNITY.

                  Autodesk shall defend, at its expense, any action brought against UAR which alleges that the Software or Documentation infringes a United States copyright or patent, provided that UAR promptly notifies Autodesk in writing of any claim, gives Autodesk sole control of the defense and settlement thereof, and provides all reasonable assistance in connection therewith. If the Software and Documentation is finally adjudged to so infringe, Autodesk shall, at its option, (a) procure for UAR the right to continue using the Software and Documentation as a component of the UAR Product; (b) modify or replace the Software and Documentation so there is no infringement; or (c) accept return of the copies of the Documentation in UAR's inventory and refund the purchase price. Autodesk shall have no liability regarding any claim arising out of the use of the Software and Documentation in combination with other products, including the UAR Product, if the infringement would not occur but for such combination. THE FOREGOING STATES UAR'S SOLE AND EXCLUSIVE REMEDY WITH
RESPECT TO CLAIMS OF INFRINGEMENT OF THIRD PARTY PROPRIETARY RIGHTS OF ANY
KIND.

                  UAR shall defend, at its expense, any action brought against Autodesk for any claim which alleges the UAR Product infringes a United States copyright or patent. Autodesk shall provide all reasonable assistance in connection with any claim therewith.

         13.      TERM AND TERMINATION.

                  13.1 Term. The term of the Agreement shall commence upon the Effective Date and unless terminated earlier in accordance with the terms of this Agreement, shall continue for one (1) year.

                  13.2 Termination for Cause. Autodesk may terminate this Agreement upon thirty (30) days written notice of a material breach.

                  13.3 Termination for Convenience. This Agreement may be terminated without administrative or judicial resolution by either party for any reason or no reason, by giving the other party written notice ninety (90) days in advance.

                  13.4 Termination for Insolvency. Either party may terminate this Agreement immediately, upon written notice, (i) upon the institution by or against the other of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of the other's debts, (ii) upon the other's making an assignment for the benefit of creditors or (iii) upon the other's dissolution or ceasing to conduct business in the normal course.

                  13.5 Fulfillment of Orders Upon Notice of Termination. Upon delivery of notice of termination pursuant to this Paragraph 13 ("Term and Termination"), Autodesk shall not be obligated to fulfill any unfulfilled orders or any orders received by Autodesk subsequent to the date of delivery of notice of termination. In Autodesk's sole discretion Autodesk may continue to fulfill orders if UAR (i) submits prepayments for any such



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order and (ii) pays all credit balances then outstanding prior to any shipment of Software or Documentation by Autodesk.

                  13.6 Return of Materials. All Autodesk Confidential Information, data, photographs, samples, literature, and sales aids of every kind shall remain the property of Autodesk. Within thirty (30) days after the termination of this Agreement, UAR shall return all such items as Autodesk may direct, at Autodesk's shipping expense.

                  13.7 Survival of Certain Terms. The provisions of Paragraph
4.3 ("Payment"), Paragraph 5.1 ("Customer Support"), Paragraph 7 ("Warranties"), Paragraph 9 ("Ownership of Proprietary Rights"), Paragraph 10 ("Confidentiality"), Paragraph 11 ("Trademarks"), Paragraph 12 ("Proprietary Rights Indemnity"), Paragraph 13 ("Term and Termination"), Paragraph 14 ("Consequential Damages Waiver") and Paragraph 15 ("Limitation of Liability") shall survive the termination of this Agreement for any reason. All other rights and obligations of the parties shall cease upon termination of this Agreement.

         14.      CONSEQUENTIAL DAMAGES WAIVER.

                  THE PARTIES AGREE THAT IN NO EVENT WILL AUTODESK BE LIABLE TO UAR OR ANY OTHER PARTY, UNDER ANY THEORY OF LIABILITY, WHETHER IN AN ACTION BASED ON A CONTRACT, TORT (INCLUDING NEGLIGENCE) OR ANY OTHER LEGAL THEORY, HOWEVER ARISING, FOR ANY COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES BY UAR OR FOR ANY LOSS OF USE, INTERRUPTION OF BUSINESS, OR INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OF ANY KIND, WHETHER OR NOT AUTODESK HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THIS LIMITATION SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

         15.      LIMITATION OF LIABILITY.

                  AUTODESK'S AGGREGATE LIABILITY UNDER THE TERMS OF THIS AGREEMENT SHALL BE LIMITED TO THE TOTAL PAYMENTS MADE BY UAR TO AUTODESK FOR THE SOFTWARE AND DOCUMENTATION SHIPPED BY AUTODESK TO UAR FOR INCLUSION IN THE UAR PRODUCT IN THE MOST RECENT FULL CALENDAR YEAR PRECEDING IMPOSITION OF SUCH LIABILITY. THIS LIMITATION SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

         16.      GENERAL PROVISIONS.

                  16.1     Compliance With Laws.

                           a)       Foreign Corrupt Practices Act.
In conformity with the United States Foreign Corrupt Practices Act and with Autodesk's established corporate policies regarding foreign business practices, UAR and its employees and agents shall not directly or indirectly make an offer, payment, promise to pay, or authorize payment, or offer a gift, promise to give, or authorize the giving of anything of value for the purpose of influencing an act or decision of an official of any government within the Territory or the United States Government (including a decision not to act) or inducing such a person to use his influence to affect any such governmental act or decision in order to assist Autodesk in obtaining, retaining or directing any such business.

                           b)       Export Administration Act.  In conformity
with the United States Export Administration Act and regulations promulgated thereunder, UAR and its employees and agents shall not disclose, export or reexport, directly or indirectly, any Product or technical data (or direct products thereof) provided under this Agreement to destinations in Country Groups S and Z as modified from time to time by the U.S. Department of Commerce, or to destinations that are otherwise controlled or embargoed under U.S. law. The countries and




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destinations listed as of the date hereof include the following:

                 Country Group S:           Libya

                 County Group Z:            North Korea, Cuba

                 Other:                     Iran, Iraq
                                            Serbia, Montenengro

                        c) UAR shall comply with any and all laws, regulations, or legal requirements of the territory that apply to execution and performance of this Agreement.

                  16.2 Assignment. UAR shall not assign this Agreement, in whole or in part, without the prior written approval of Autodesk. To obtain prior written approval to assign this Agreement in the case of a change of ownership, UAR must submit information regarding the proposed assignee, as specified by Autodesk, at least thirty (30) days prior to the proposed date of assignment. Autodesk will review the information and accept or reject the proposed assignment, in writing, in Autodesk's sole discretion. For the purposes of this paragraph, a change in the persons or entities who control 50% or more of the equity securities or voting interest of UAR shall be considered an assignment of this Agreement. Notwithstanding the foregoing, Autodesk's rights and obligations under this Agreement, in whole or in part, may be assigned by Autodesk and Autodesk may sell, pledge or otherwise transfer its right to receive payments under this Agreement.

                  16.3 Injunctive Relief. It is expressly agreed that a material breach of this Agreement by UAR shall cause irreparable harm and a remedy at law would be inadequate. In addition to any and all remedies available at law, Autodesk shall be entitled to an injunction or other equitable remedies in all legal proceedings in the event of any threatened or actual violation of any or all of the provisions of this Agreement.

                  16.4 Governing Law and Jurisdiction. This Agreement shall be governed by and construed under the laws of the State of California. The federal (Northern District of California) and state (Marin County) courts within the State of California shall have jurisdiction to adjudicate any dispute arising out of this Agreement.

                  16.5 Legal Expenses. The prevailing party in any legal action brought by one party against the other arising out of this Agreement shall be entitled, in addition to any other rights and remedies it may have, to reimbursement for its expenses, including court costs, expert witness fees and reasonable attorney's fees.

                  16.6 Independent Contractors. The relationship of Autodesk and UAR established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to create an agency relationship between the parties or to allow UAR to create or assume any obligation on behalf of Autodesk for any purpose whatsoever.

                  16.7 Severability. In the event that any provision of this Agreement shall be unenforceable or invalid under any applicable law or be so held by applicable court decision, such unenforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole.

                  16.8 Waiver. The failure of either party to require performance by the other party of any provision hereof shall not affect the full right to require such performance at any time thereafter; nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of the provision itself

                  16.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

                  16.10 Entire Agreement. This Agreement sets forth the entire agreement and understanding



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of the parties relating to the subject matter herein. This Agreement merges and supersedes all prior or contemporaneous agreements, discussions and understandings between the parties, oral or written, regarding such subject matter. No modification to, or amendment of, this Agreement, shall be effective unless in writing and signed by the party to be bound.

"Autodesk"                                "UAR"
AUTODESK, INC.                            FARO TECHNOLOGIES
By:/s/ Glen Vondrick                      By:/s/ Gregory A. Fraser
----------------------------------        ------------------------------------

Glen Vondrick                             Gregory A. Fraser
----------------------------------        ------------------------------------
                  Printed Name                             Printed Name

Director of OEM Sales                     Vice President
----------------------------------        ------------------------------------
                  Title                                    Title

9/9/96                                    8/30/96
----------------------------------        ------------------------------------
                  Date                                     Date














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